Exhibit 10.1

March 7, 2013

Mr. William J. Lynch, Jr.
122 Fifth Avenue,
New York, NY 10011

Dear Mr. Lynch:

This letter agreement (the “Agreement”) is intended to amend and restate the terms of that certain letter agreement by and between you and Barnes & Noble, Inc. (the “Company”) dated as of March 17, 2010 (the “Original Agreement”) and to set forth our mutual understanding regarding your continued employment as Chief Executive Officer of the Company.

Accordingly, we are pleased to agree as follows:

1.           Duties.  You agree to be Chief Executive Officer of the Company for the term of this Agreement.  In this capacity, you shall perform such duties and have such responsibilities as are typically associated with the office of Chief Executive Officer, including such duties and responsibilities as are prescribed by the Board of Directors of the Company (the “Board”) consistent with the office of Chief Executive Officer.  While you are the Company’s employee, you agree to devote your full business time and attention to the performance of your duties and responsibilities hereunder.  You shall report to the Board.

2.           Term.  (a)  The initial term of this Agreement shall be for a period beginning on March 7, 2013 (the “Effective Date”) and ending on the second anniversary of the Effective Date or, if earlier, the termination of your employment in accordance with the provisions set forth below (the “Initial Term”).  At the expiration (but not earlier termination) of the Initial Term, and any subsequent “Renewal Term” (as defined below), the term of this Agreement shall automatically renew for additional periods of one year (each, a “Renewal Term”), unless your employment has earlier terminated or either party hereto has given the other party written notice of non-renewal at least 90 days prior to the expiration date of the Initial Term or the Renewal Term, as applicable.  In the event that either party has given written notice of non-renewal, and your employment with the Company continues after the expiration of the Initial Term or any Renewal Term, such post-expiration employment shall be “at-will” and either party may terminate such employment with or without notice and for any reason or no reason.

  (b)           Your employment hereunder shall terminate upon your death and may be terminated by the Company upon written notice to you following your Disability (as defined below).  Your employment hereunder may also be terminated by the Company immediately for Cause (as defined below) or following two weeks written notice to you for any other reason.  Your employment hereunder may also be terminated by you following written notice to the Company of your intention to resign with or without Good Reason (as defined below); provided that a resignation for Good Reason shall comply with Section 2(c)(iv).

  (c)           For purposes of this Agreement:

  (i)           “Cause” means (A)  your engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (B) your indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts or intentional omissions by you (as determined by a majority vote of the Board in its reasonable discretion and judgment) that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of your employment duties and responsibilities; (D) your engaging in any act of intentional misconduct or moral turpitude (as determined by a majority vote of the Board in its reasonable discretion and judgment) reasonably likely to adversely affect the Company or its business; (E) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your job performance; (F) your willful failure or refusal to properly perform (as determined by a majority vote of the Board in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by a majority vote of the Board in its reasonable discretion and judgment) any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (G) your material breach of this Agreement or of any other contractual duty to, written policy of, or written agreement with the Company (with the exception of a material breach based in good faith on the advice of professional consultants, such as attorneys and accountants).

  (ii)           “Disability” shall mean a written determination by a majority of three physicians (one of which shall be your most recent primary care provider) mutually agreeable to the Company and you (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties as Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

  (iii)           “Good Reason” shall mean the occurrence of one or more of the following events without your written consent:  (A) there shall have been a material diminution of your authority, duties or responsibilities; (B) there shall have been a greater than 10% reduction in your Annual Base Salary (as defined below) in effect as of the Effective Date pursuant to Section 3.1; (C) the principal executive offices of the Company shall be relocated to a location more than 50 miles from New York City; or (D) the Company fails to make material payments to you (or provide to you restricted stock units) as required by this Agreement.  Notwithstanding the foregoing, (x) Good Reason shall not exist solely as a result of either (1) the Company’s assignment of its rights and obligations under this Agreement pursuant to Section 6.4 or (2) following such assignment, the occurrence of any Nook Separation (as defined in Section 6.4), in each case, to the extent that your position upon any such assignment or Nook Separation shall be that of Chief Executive Officer of the Successor (as defined in Section 6.4) reporting directly to the board of directors or board of managers of the Successor (it being understood that, for the avoidance of doubt, the foregoing shall in no event limit your right to terminate employment for Good Reason following such assignment or Nook Separation, as applicable, upon the occurrence of the circumstances set forth in the immediately preceding sentence, as modified pursuant to clause (y) of this sentence) and (y) from and after the Successor Assignment Date (as defined in Section 6.4), Good Reason shall not exist as a result of the Successor ceasing to be a publicly traded company or becoming a subsidiary of another entity (including your no longer having authority, duties or responsibilities associated with those of a chief executive officer of a publicly traded company).

  (iv)           You shall only be deemed to terminate employment for Good Reason if (A) you provide the Company with written notice of Good Reason within a period not to exceed 90 days after the initial existence of the condition alleged to give rise to Good Reason, (B) the Company fails to remedy the condition within 30 days of such notice and (C) your termination is within six months following the initial existence of the condition alleged to give rise to Good Reason.

3.           Compensation.

3.1.        Annual Base Salary.  During the Initial Term and any Renewal Term, the Company shall pay you, for all services you perform hereunder, an annual base salary of U.S. $1,200,000.00, or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may determine, payable in accordance with the Company’s payroll schedule applicable to executive officers of the Company (“Annual Base Salary”).

3.2.        Bonus Compensation.  During the Initial Term and any Renewal Term, the Company shall pay you annual bonus compensation, as determined by the Compensation Committee, with an annual target amount of not less than 150% of your Annual Base Salary (the “Target Annual Bonus”) and, with respect to the Company’s fiscal years ending May 3, 2014 and thereafter, an annual maximum amount of not less than 200% of the Target Annual Bonus, which shall be paid in accordance with and subject to the terms and conditions of the Company’s Executive Performance Plan (as may be amended from time to time and attached hereto as Exhibit A and incorporated herein by reference) or such other incentive or compensation plan or arrangement specified by the Compensation Committee (it being understood that your Target Annual Bonus in respect of the Company’s fiscal year ending April 27, 2013 shall be 150% of your Annual Base Salary).  In addition, within ten days following the Effective Date, the Company shall pay you a cash bonus of U.S. $1,800,000.00 in respect of your efforts related to the successful completion of the transactions related to (i) the investment by Microsoft in connection with the formation of Nook Media, LLC (“Nook”) and (ii) the investment by Pearson in Nook (the “Nook Transaction Bonus”).  The Nook Transaction Bonus shall not be considered “compensation” for purposes of any of the Company’s or its subsidiaries’ and affiliates’ benefit plans.  In the event the Company, at the direction and subject to the approval of the Board, consummates future material transactions, the Compensation Committee will consider granting you additional incentive payments, with the amounts and terms of any such incentive payments subject to the sole discretion of the Compensation Committee.

3.3.        Retention Bonus.  In the event that this Agreement is assigned to a Successor in accordance with Section 6.4 of this Agreement, you shall be awarded a cash retention bonus of U.S. $1,500,000.00 (the “Nook Retention Bonus”) no later than ten days after such assignment.  The Nook Retention Bonus will not be considered “compensation” for purposes of any of the Company’s or its subsidiaries’ and affiliates’ benefit plans.  In the event that your employment is terminated by the Company or by you during the one-year period after the Successor Assignment Date (as defined in Section 6.4 below) (such one-year period, the “Retention Period”), you shall promptly, and in no event later than ten days after such termination, reimburse the Company or such other entity as the Board may specify prior to the Successor Assignment Date the full, pre-tax amount of the Nook Retention Bonus; provided, however, that you shall have no obligation to reimburse the Company or such other entity in the event your employment is involuntarily terminated by the Company without Cause or by you for Good Reason  during the Retention Period. Notwithstanding anything to the contrary in this Agreement, in the event an assignment pursuant to Section 6.4 of this Agreement becomes void ab initio in accordance with such Section 6.4, you shall only be required to reimburse the Company or such other entity an amount equal to the Nook Retention Bonus less applicable taxes incurred by you in connection with the payment of the Nook Retention Bonus after taking into account all available refunds, credits, offsets and deductions related to such reimbursement.

3.4         Employee Benefits.  During the Initial Term and any Renewal Term, you shall be eligible to participate in and receive any benefits to which you are entitled under the employee benefit plans that the Company provides for its employees generally, as well as any employee benefit plans that the Company provides for its executive officers generally.

3.5.        Expenses.  During the Initial Term and any Renewal Term, the Company shall reimburse you for all expenses incurred by you in the performance of your duties and responsibilities under this Agreement, including entertainment and travel expenses, in accordance with the policies and procedures established by the Compensation Committee.

3.6.        Equity Awards.   On or about May 1, 2013 (but in no event prior to May 1, 2013), in accordance with the Company’s Amended and Restated 2009 Incentive Plan (the “Plan”), you shall be granted restricted stock units (the “Stock Grant”) in respect of such number of shares of common stock of the Company as is equal to (i) the product of (x) 300,000 and (y) the “Fair Market Value” (as defined in the Plan) of a share of common stock of the Company on the Effective Date divided by (ii) the Fair Market Value of a share of common stock of the Company on the date of grant of such restricted stock units (such date of grant, the “Grant Date”). The Stock Grant shall vest as to one-third of the shares of common stock underlying the Stock Grant on each of the second, third and fourth anniversaries of the Effective Date, except that no installment of the Stock Grant shall vest unless you are still employed by the Company at the time of such vesting.  Notwithstanding the foregoing, the Stock Grant shall vest immediately in the event that, during the Initial Term or any Renewal Term (or at any time following a Change of Control (as defined below)), (i) your employment is terminated by the Company without Cause or (ii) you voluntarily terminate your employment for Good Reason (as defined in this Agreement, except that clause (y) of the last sentence of Section 2(c)(iii) shall not apply).  Except as provided above, the Stock Grant shall be subject to the terms and conditions set forth in the Company’s customary award agreements (including, for the avoidance of doubt, the right to receive cash dividends on the shares of common stock of the Company underlying the Stock Grant at the same time cash dividends are paid to holders of shares of common stock).   In addition, you shall be entitled to a cash payment on the Grant Date equal to the dividend payments, if any, that would have been paid on restricted stock units in respect of 300,000 shares of common stock of the Company from the Effective Date through the Grant Date (the “Stock Grant Stub Period”), had you held such 300,000 restricted stock units during the Stock Grant Stub Period.  For the avoidance of any doubt, any and all stock awards which were granted to you prior to this Agreement shall be governed by the terms and conditions in place at the time that those stock awards were granted, or the terms of the Original Agreement, as the case may be, together with any modifications made to such terms and conditions prior to the Effective Date.

3.7.        Car Allowance.  During the Initial Term and any Renewal Term, the Company shall pay you in cash a monthly car allowance of U.S. $1,500.00, or such higher amount as may be determined by the Compensation Committee.

3.8.        Life and Disability Insurance.  During the Initial Term and any Renewal Term, the Company shall obtain in your name (a) a life insurance policy providing for a death benefit of U.S. $1,000,000.00 payable to any beneficiary or beneficiaries named by you and (b) a disability insurance policy providing for monthly payments to you of at least U.S. $12,800.00 during the period of any disability until the earlier of your attaining age 65 or death; provided that the term “disability” in any such disability insurance policy shall be defined in a manner consistent with the definition in Section 2(c)(ii).  During the Initial Term and the Renewal Term, the Company shall pay all premiums due on such policies.

3.9.        Severance.  In the event that, during the Initial Term or any Renewal Term, (a) your employment is terminated by the Company without Cause or (b) you voluntarily terminate your employment for Good Reason, the Company shall pay you an amount equal to two times the sum of (i) your then Annual Base Salary, (ii) the average of the annual bonuses actually paid to you with respect to the three completed years preceding the date of your termination of employment and ending on the date of your termination of employment) and (iii) the aggregate annual dollar amount of the payments made or to be made to you or on your behalf for purposes of providing you with the benefits set forth in Sections 3.4, 3.7 and 3.8 above, less all applicable withholding and other applicable taxes and deductions (“Severance Amount”); provided that (x) you execute and deliver to the Company, and do not revoke, a release of all claims against the Company substantially in the form attached hereto as Exhibit B (“Release”) and (y) you have not materially breached as of the date of such termination any provisions of this Agreement and do not materially breach such provisions at any time during the Relevant Period (as defined below).  The Company’s obligation to make such payment shall be cancelled upon the occurrence of any such material breach and, in the event such payment has already been made, you shall repay to the Company such payment within 30 days after demand therefore; provided, however, such repayment shall not be required if the Company shall have materially breached this Agreement prior to the time of your breach.  The Severance Amount shall be paid in cash in a single lump sum on the later of (1) the first day of the month following the month in which such termination occurs and (2) the date the Revocation Period (as defined in the Release) has expired.   Notwithstanding anything in this paragraph to the contrary, if a Release is not executed and delivered to the Company within 60 days of such termination of employment (or if such Release is revoked in accordance with its terms), the Severance Amount shall not be paid.  Upon the expiration of this Agreement due to non-renewal, or upon the termination of your employment hereunder for Cause or by your death or Disability, or by your voluntary termination of your employment hereunder without Good Reason, you shall be entitled only to the payment of such installments of your Annual Base Salary that have been earned through the date of such expiration and/or termination.

3.10.      Change of Control Payments.  (a)  If at any time during the Initial Term and any Renewal Term (i) there is a Change of Control and (ii) your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason, in either case, within two years following the Change of Control, then the Company shall pay you an amount equal to three times the sum of (a) your then Annual Base Salary, (b) the average of the annual bonuses actually paid to you with respect to the three completed years preceding the date of your termination of employment and (c) the aggregate annual dollar amount of the payments made or to be made by the Company for purposes of providing you with the benefits set forth in Sections 3.4, 3.7 and 3.8 above, less all applicable withholding and other applicable taxes and deductions (“Change of Control Amount”).  The Change of Control Amount shall be paid to you in cash in a single lump sum within 30 days after the date your employment terminates.  In the event that it is determined that the aggregate amount of the payments and benefits that could be considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (collectively, with the regulations and other guidance promulgated thereunder, the “Code”; and such payments and benefits, the “Parachute Payments”) that, but for this Section 3.10 would be payable to you under this Agreement or any other plan, policy or arrangement of the Company, exceeds the greatest amount of Parachute Payments that could be paid to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of Parachute Payments payable to you shall not exceed the amount that produces the greatest after-tax benefit to you after taking into account any Excise Tax to be payable by you.  Any reduction in Parachute Payments pursuant to the immediately preceding sentence shall be made in the following order:  (1) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (2) welfare or in-kind benefits, (3) equity compensation awards and (4) cash payments that do constitute deferred compensation, in each case, such reductions shall be made in the manner that maximizes the present value to you of all such payments.  Subject to the Section 280G limitation referred to above, to the extent that you are not fully vested in any retirement benefits from any pension, profit-sharing or other retirement plan or program maintained by the Company and your employment terminates in the circumstances contemplated by this Section 3.10(a), the Company shall pay directly to you within 30 days after the date on which your employment terminates the difference between the amounts that would have been paid to you had you been fully vested on the date that your employment terminates and the amounts actually paid or payable to you pursuant to such plans or programs.  The amounts payable to you under this Section 3.10(a) shall be in lieu of any amounts payable to you under Section 3.9 above.

  (b)           As used herein, “Change of Control” shall mean the occurrence of one or more of the following events:

  (i)            after the Effective Date hereof, any person, entity or “group” as identified in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”), other than you or any of your affiliates or Leonard Riggio or any of his heirs or affiliates, becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 40% or more of the total number of votes that may be cast for the election of directors of the Company; or

  (ii)           within two years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

  (iii)          within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

Notwithstanding anything herein to the contrary, in the event the Company assigns its rights and obligations under this Agreement pursuant to Section 6.4, (A) a Change of Control of the Company shall not occur as a result of such assignment, (B) for purposes of clause (i) above, (1) the words “after the Effective Date” shall be deemed replaced with “after the Successor Assignment Date”, (2) the words “Barnes & Noble, Inc. and its affiliates,” shall be deemed to be inserted immediately after the word “other than” therein, and (3) the words “40% or more” therein shall be deemed replaced with “a majority” and (C) clauses (ii) and (iii) above shall not apply.

4.           Non-Competition and Confidential Information.

4.1.        Non-Competition.  You agree that during the Initial Term and any Renewal Term and (x) for a period of two years with respect to clause (a) below and (y) one year with respect to clause (b) below (the “Relevant Period”), in each case, after the termination for any reason of your employment, you shall not, directly or indirectly, (a) employ or retain, or induce or cause any other person or entity to employ or retain, any person who is, or who at any time in the twelve-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates; or (b) provide services, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, to any Competing Business (as defined below); provided, however, that you may provide services to a Competing Business (other than Amazon.com, Inc. and its subsidiaries and affiliates and their respective successors (collectively, “Amazon”)) that is engaged in one or more businesses other than the Business Area (as defined below) but only to the extent that you do not provide services, directly or indirectly, to the segment of such Competing Business that is engaged in the Business Area.  For purposes of this Agreement, the term “Competing Business” shall mean (i) Amazon or (ii) any person, corporation or other entity engaged in the Business Area.  For purposes of this Agreement, the term “Business Area” shall mean the sale, distribution or attempted sale or distribution of books, textbooks, periodicals, newspapers, digital or audio versions of any of the foregoing or e-reading devices and related software.  Notwithstanding the foregoing, the restrictions of this Section 4.1 shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries.

4.2.        Ownership of Other Securities.  Nothing in Section 4.1 shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System in an amount up to 5% of the outstanding number of such securities.

4.3.        Confidential Information.  (a) You shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below).  You shall not, directly or indirectly, use (for your benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of your duties for the Company.  For purposes of this Agreement, “Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by you (alone or with others) or to which you shall have had access during any employment with the Company.  Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company.  For purposes of this Agreement, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that:  (i) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures.  You understand that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and you shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company.  Nothing in this Agreement shall be construed to mean that Company owns any intellectual property or ideas that were conceived by you before you commenced employment with Company and which you have previously disclosed to the Company.  Subject to Section 4.3(b), nothing in this Section 4.3(a) shall prevent you from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information.

(b)         You agree that both during and after any employment with the Company, regardless of how, when or why such employment ends, if you are legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, you shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company to waive compliance with the provisions of this Section 4.3.  Thereafter, you shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief.  If, in the absence of a protective order or the receipt of a waiver hereunder, you are compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, you shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as you believe in good faith on the basis of advice of counsel is required by law, and you shall give the Company prior notice of the Confidential Information or Trade Secret Information you believe you are required to disclose.  The Company shall reimburse any reasonable legal fees and related expenses you incur in order to comply with this Section 4.3(b).

4.4.        Inventions.  You shall promptly disclose and provide to the Company, any original works of authorship, designs, formulas, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that you conceive, originate, develop, improve, modify and/or create, solely or jointly with others, during the period of your employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential Information” or “Trade Secret Information” (as defined under this Agreement), or are patentable, copyrightable or protectable as trade secrets.  You acknowledge and agree that the Company is and shall be the exclusive owner of all rights, title and interest in and to the Inventions and, specifically, that any copyrightable works prepared by you within the scope of your employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company shall be considered the author and owner of such copyrightable works.  In the event that any Invention is deemed not to be a “work for hire”, or in the event that you should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, you hereby irrevocably waive all rights, title and interest and assign to the Company, without any further consideration and regardless of any use by the Company of any such Inventions, all rights, title and interest, if any, in and to such Invention.  You agree that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after your employment hereunder or otherwise.

4.5.        Return of Information.  You shall promptly deliver to the Company, upon the termination for any reason of your employment, or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in your possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information and/or Trade Secret Information.

4.6         Cooperation.   You agree that both during and after any employment with the Company, regardless of how, when or why such employment ends, you shall provide reasonable cooperation to the Company and its affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any affiliate and any other legal, internal or business matters of or concerning the Company and/or any affiliate.  Such cooperation shall include meeting with and providing information the Company, any affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by the Company.  The Company shall reimburse any reasonable legal fees and related expenses you incur in order to comply with this Section 4.6.

4.7.        Non-Disparagement.  During and after any employment with the Company, regardless of how, when or why such employment ends, (a) you shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, any of their clients or businesses or any of their current or former officers, directors, employees or shareholders and (b) Company Parties (as defined below) shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning you; provided, however, that nothing herein shall prohibit (i) critical communications between you and the Company or Company Parties during the Initial Term and any Renewal Term and in connection with your employment or (ii) you or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).  For purposes of this Agreement, the term “Company Parties” shall mean the executive officers and designated spokespersons of the Company.

4.8.        Severability.  If any of the restrictions in this Section 4 should for any reason whatsoever be declared invalid, the validity or enforceability of the remainder of this Agreement shall not be adversely affected thereby.

4.9.        Equitable Relief.  (a) You acknowledge that your services to the Company are of a unique character that gives them a special value to the Company.  You further recognize that any violation of the restrictions in this Section 4 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company.  Accordingly, you agree that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in this Section 4.

(b)         In addition, the Company recognizes that any violation of the restrictions in Section 4.7(b) may give rise to losses or damages for which you cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to you.  Accordingly, the Company agrees that, in addition to any other remedy that you may have at law or in equity, you shall be entitled to injunctive relief to restrain any violation by the Company of the restrictions in Section 4.7(b).

4.10.      Reasonableness.  You acknowledge that the limitations and obligations contained in this Section 4 are, individually and in the aggregate, reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable and unenforceable, you shall submit to such limitations and/or obligations in such form as the arbitrator shall determine.  You agree that you shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.

5.           Indemnification.  You shall be indemnified by the Company, as an officer of the Company and its affiliates, against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters.  For purposes of this Agreement, such indemnification shall extend to, to the fullest extent permitted by law, legal fees, costs, expenses, judgments, settlements, claim resolution payments, arbitration fees, arbitrator fees, mediation fees, negotiation fees and hold harmless obligations.

6.           Miscellaneous.

6.1.        Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof.  Upon the Effective Date, this Agreement shall supersede and replace the Original Agreement, and you shall have no further rights and the Company shall have no further obligations thereunder.

6.2.        Binding Effect; Benefits.  This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns.

6.3.        Amendments and Waivers.  This Agreement may not be amended or modified except by an instrument or instruments in writing signed by both parties to this Agreement.  Electronic communications, even if receipt is acknowledged, shall not constitute an amendment or modification of this Agreement.

6.4.        Assignment.  Neither this Agreement nor any rights or obligations that either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party, provided that the Company may, without your consent, prior to, and in connection with, the occurrence of any Nook Separation, assign your employment and the Company’s rights and obligations under this Agreement to Nook or any entity formed to facilitate the sale, transfer or disposition by, or other separation (whether by spin-off or otherwise) from, the Company of Nook or Nook’s business or assets (and any other business or assets selected by the Board to be part of the separation of Nook) (any such transaction, a “Nook Separation”; the entity to which this Agreement is assigned, a “Successor”; and the date of such assignment, the “Successor Assignment Date”); provided, however, that upon such assignment, your position shall be that of Chief Executive Officer of the Successor and you shall report directly to the board of directors or board of managers of the Successor. Such assignment shall be effective as of immediately prior to the applicable Nook Separation or such earlier time (but in no event more than 180 calendar days prior to such Nook Separation) as is reasonably required to consummate such Nook Separation (it being understood that in the event such an assignment is made but the Company determines to abandon the applicable Nook Separation, such assignment shall be null and void ab initio). In the event of any such assignment, the term “Company” as used herein shall, except as expressly provided herein, be deemed, from and after the Successor Assignment Date, to refer to the Successor; provided, however, that for purposes of Article IV of this Agreement, the term “Company” shall mean both the Company (as constituted immediately prior to the Successor Assignment Date) and the Successor. Unless the Board determines otherwise, you agree that, effective immediately prior to the consummation of a Nook Separation, you shall automatically and without any further action resign, and shall be deemed to have resigned, from your position as a member of the Board and all other positions with the Company and its subsidiaries (other than the Successor and its subsidiaries), and you agree to execute any documents reasonably requested to give effect to the foregoing.  The Company shall cease to have the right to assign your employment and its rights and obligations under this Agreement without your consent following the consummation of a Nook Separation.

6.5.        Notices.  Any notice that may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you at the address set forth on the first page hereof (with a copy by regular mail, facsimile and electronic form to Clifford A. Wolff, Esq., The Wolff Law Firm, 1401 East Broward Boulevard, Suite 204, Fort Lauderdale, FL 33301, Facsimile:  (954) 827-8300, Email:  CWolff@WolffLawFirm.com), or to the Company at 122 Fifth Avenue, New York, NY 10011 to the attention of the Vice President for Human Resources for the Company (with a copy to the General Counsel for the Company), or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this section.

6.6.        Section and Other Headings; Other.  The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

6.7.        Governing Law.  This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Except as provided in Section 6.9, exclusive jurisdiction for all disputes or claims arising under or in connection with this Agreement, and any and all claims by or against you relating to your employment with the Company, shall lie in any Federal  or state court located within the County of New York.

6.8.        Survival of Rights and Obligations.  All rights and obligations arising hereunder shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein to the extent necessary to preserve the intended benefits of such provisions.  If any section of this Agreement  is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law.

6.9.        Arbitration.  The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by you relating to your employment with the Company, including any claims of discrimination or other employment-related claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other employment-related Federal, state or local law, shall be submitted to arbitration before the American Arbitration Association (“AAA”) under its rules then prevailing for the type of claim in issue before one arbitrator and to be held at the AAA’s office located in the County of New York.  In any arbitration hereunder, the arbitrator shall have the power to issue appropriate injunctive or other non-monetary relief, and award appropriate compensatory damages.  The parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary or consequential damages, or any other damages, and each relevant arbitrator is specifically divested of any power to award any damages in the nature of punitive, exemplary or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.  Nothing in this arbitration provision shall preclude, and the parties expressly acknowledge that either party may seek, temporary injunctive relief from any Federal or state court located within the County of New York in connection with or as supplement to an arbitration hereunder, including regarding any claim under Section 4 of this Agreement.  For purposes of any such action or proceeding, the parties each hereby specifically submit to the personal jurisdiction of any Federal or state court located within the County of New York and further agree that service of process may be made within or without the State of New York by giving notice in the manner provided in Section 6.5 of this Agreement.

6.10.      Section 409A of the Code.  It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  If, at the time of your separation from service (within the meaning of Section 409A of the Code), (a) you shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company.  Except as specifically permitted by Section 409A of the Code, the benefits and reimbursements provided to you under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement or Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, such payments shall be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.   Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of your participation in this Agreement under Section 409A of the Code or any other Federal, state or local tax law.  Your tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A of the Code, to the relevant facts and circumstances.  You should consult a competent and independent tax advisor regarding the tax consequences of this Agreement.

6.11.      Representations and Warranties.  You hereby represent and warrant to the Company that (a) your execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that has not been disclosed to the Company prior to the execution of this Agreement; (c) in the performance of any duties and responsibilities on behalf of the Company, you shall not divulge or use in any way any trade secrets or confidential or proprietary information that are within your possession or knowledge (if any), are owned by any other person or entity and regardless of whether or not such trade secrets or confidential or proprietary information are subject to any written agreement; and (d) upon the execution and delivery of this Agreement, it shall be a valid and binding obligation, enforceable in accordance with its terms.  You hereby acknowledge and represent that you fully understand the terms and conditions contained herein.

6.12.      Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

BARNES & NOBLE, INC.

By:	/s/ Eugene V. DeFelice
Name Eugene V. DeFelice
Title Vice President, General Counsel & Secretary

Accepted and Agreed to:

WILLIAM J. LYNCH, JR.

By:	/s/ William J. Lynch, Jr.
Name: William J. Lynch, Jr.

Date:	March 7, 2013

[Signature Page to Employment Agreement]

EXHIBIT A

BARNES & NOBLE, INC.
2009 EXECUTIVE PERFORMANCE PLAN

BARNES & NOBLE, INC., a corporation existing under the laws of the State of Delaware (the “Company”), hereby establishes and adopts the following 2009 Executive Performance Plan (the “Plan”). Certain capitalized terms used in the Plan are defined in Article 2.

RECITALS

WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who are expected to contribute to the success of the Company and to stimulate the efforts of such individuals to contribute to the continued success and growth of the Company’s business; and

WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the awarding of bonuses that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

ARTICLE 1

PURPOSE OF THE PLAN

1.1. Purposes. The purposes of the Plan are to provide personal incentive and financial rewards to senior management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional services. Making such senior management participants in that success will advance the interests of the Company and its stockholders and will assist the Company in attracting and retaining such senior management.

ARTICLE 2

DEFINITIONS

2.1. “Award” shall mean the amount of the Incentive Award paid to a Participant pursuant to the Plan.

2.2. “Board” shall mean the board of directors of the Company.

2.3. “Certification” shall have the meaning set forth in Section 4.2.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5. “Committee” shall mean the Compensation Committee of the Board (or such other committee designated by the Compensation Committee of the Board), consisting of no fewer than two directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange.

2.6. “Company” has the meaning set forth in the introductory paragraph of the Plan.

2.7. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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EXHIBIT A

2.8. “Incentive Award” shall mean an amount equal to 1.5% of the Company’s Operating Income for the Performance Period for each Participant.

2.9. “Operating Income” shall mean the gross profit minus operating expenses of the Company and its Subsidiaries on a consolidated basis, before deduction of interest payments and income taxes and accrual of any amounts for payment under this Plan for the Performance Period, as reported in the Company’s income statement for the applicable Performance Period, without regard to items relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) changes in accounting standards required by generally accepted accounting principles, in each case as determined in accordance with generally accepted accounting principles and as reported in (x) the Company’s consolidated statement of operations, (y) notes to the Company’s consolidated financial statements or (z) management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the U.S. Securities and Exchange Commission, in each case for the applicable Performance Period.

2.10. “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company selected by the Committee pursuant to Section 4.1 to participate in this Plan with respect to any given Performance Period.

2.11. “Performance Period” shall mean the Company’s fiscal year or any other period during a fiscal year that the Committee, in its sole discretion, may determine.

2.12. “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.13. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, excluding any such Subsidiary whose securities are publicly traded.

ARTICLE 3

ELIGIBILITY AND ADMINISTRATION

3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or any Subsidiary selected by the Committee to participate in the Plan.

3.2. Administration.  (a)  The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Incentive Awards may from time to time be granted hereunder; (ii) determine the terms and conditions of Incentive Awards, not inconsistent with the provisions of the Plan, and whether an Award shall be paid in cash or Shares; (iii) determine the time when Incentive Awards will be made and the Performance Period to which they relate; (iv)  certify the calculation of Operating Income and the amount of the Incentive Award payable to each Participant in respect of Performance Periods; (v) in connection with the determination of the amount of each Award, determine whether and to what extent the Incentive Award shall be reduced based on such factors as the Committee deems appropriate in its discretion; (vi) interpret and administer the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant and any person claiming any benefit or right under an Incentive Award or under the Plan. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

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EXHIBIT A

(c) To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, applicable law or the rules and regulations of the New York Stock Exchange, the Committee may delegate to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

ARTICLE 4

AWARDS

4.1. Performance Period. Not later than 90 days after the commencement of each fiscal year of the Company, the Committee shall, in writing, (i) designate one or more Performance Periods for such fiscal year, provided that any Performance Period of less than one year shall be designated no later than the date on which 25% of such Performance Period has lapsed, (ii) determine the Participants for such Performance Period(s), and (iii) specify any adjustments to Operating Income for the Performance Period.  If a person becomes eligible to participate in the Plan after the Committee has made its initial written determination of the Participants for a Performance Period, such individual may become a Participant for the Performance Period if so designated by the Committee in writing.

4.2. Certification. As soon as reasonably practicable following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of Operating Income and the Incentive Award for each Participant (the “Certification”).

4.3. Payment of Incentive Awards. Following each Certification, the Committee shall determine the amount of the Incentive Award actually payable to each Participant in its sole discretion based on such factors as it deems appropriate, provided that the actual Award shall not exceed the Incentive Award with respect to such Participant. The Award amount determined by the Committee for a Performance Period shall, subject to Section 4.4, be paid to each Participant no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends. Awards shall be paid in cash or, in the Committee’s sole discretion, in shares under a shareholder approved stock plan of the Company or any combination thereof.

4.4. Deferral. A Participant shall be entitled to elect to defer the payment of any Award payable to such Participant under the Plan pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.

4.5. Changes in Employment. If a person becomes a Participant during a Performance Period (pursuant to the last sentence of Section 4.1 herein) or if a Participant dies or retires or if a Participant’s employment otherwise ceases during a Performance Period (except for termination by the Company for cause, as determined by the Committee in its sole discretion), the Incentive Award payable to such a Participant may be proportionately reduced based on the period of actual employment during the applicable Performance Period), as determined by the Committee in its sole discretion.

ARTICLE 5

GENERALLY APPLICABLE PROVISIONS

5.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code or by the rules and regulations of the New York Stock Exchange.

5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards.

5.3. Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

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EXHIBIT A

5.4. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.6. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.7. Construction. All references in the Plan to “Section,” or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the word  “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words  “without limitation.”

5.8. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

5.9. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and construed accordingly.

5.10. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

5.11. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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EXHIBIT B

GENERAL RELEASE AND WAIVER

1.           [Name] (“Employee”) hereby acknowledges and agrees that Employee’s employment with Barnes & Noble, Inc. (the “Company”) terminated on __________, 20__ (the “Termination Date”).

2.           Employee acknowledges and agrees that Employee’s executing this General Release and Waiver (“Release”) is a condition precedent to the Company’s obligation to pay (and the Employee’s right to retain) the payments and benefits set forth in Section 3.9 of the employment letter agreement, dated as of March [•], 2013, between Employee and the Company (such agreement referred to herein as the “Employment Agreement” and such payments and benefits collectively referred to herein as the “Separation Benefit”), that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Employee may have earned or accrued, or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release.

3.           (a)           THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.”  BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS SECTION CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.

  (b)           In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company, and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3(c), any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, (i) any rights and/or claims arising under any contract, express or implied, written or oral, including, without limitation, the Employment Agreement; (ii) any rights and/or claims arising under any applicable foreign, Federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York and any State in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including, without limitation, the New York State Human Rights Law, the New York State Labor Law and the New York City Human Rights Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours, including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Employee may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Employee and the Company; (v) any rights and/or claims that Employee may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) and any rights and/or claims for attorneys’ fees.  Employee agrees not to challenge or contest the reasonableness, validity or enforceability of this Release.

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EXHIBIT B

  (c)           Notwithstanding the foregoing, Employee does not release any Releasee from any of the following rights and/or claims:  (i) any rights and/or claims Employee may have that arise after the date Employee signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or similar government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from any Releasee to the extent permitted by law; (iv) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (v) any rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; and (vi) any rights and/or claims to enforce the Employment Agreement in accordance with its terms.

4.           Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any Federal, state or local court or any administrative, regulatory or arbitration agency or body.  Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, for terminating such employment.  This Release and the Separation Benefit are not intended to be, shall not be construed as and are not, an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.

5.           (a)           Employee hereby represents and agrees that Employee shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder.  Employee further agrees that, except as shall be required by law, Employee shall keep confidential and not disclose orally or in writing, directly or indirectly, to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to any experiences of Employee or treatment Employee received by or on behalf of any Releasee through the date of this Release.

  (b)           If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information covered by Section 5(a), Employee shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Release.  Employee shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief.  If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose such information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee shall disclose only so much of such information to the party compelling disclosure as he believes in good faith on the basis of advice of counsel is required by law, and Employee shall give the Company prior notice of such information he believes he is required to disclose.

6.           (a)           Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee.

  (b)           Without limitation to the survival of any other terms of the Employment Agreement subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Sections 4 and 5 of the Employment Agreement survive and shall be in full force and effect as provided in the Employment Agreement.

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EXHIBIT B

7.           The covenants, representations and acknowledgments made by Employee in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions.  If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law.  Without limitation to Section 3.9 of the Employment Agreement, the Company shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee shall be obligated to return to the Company the Separation Benefit, in the event that Employee is found to have (a) made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or (b) Employee is found to have committed or commits a material breach of any term, condition or covenant in this Release.

8.           This Release and the Employment Agreement constitute the sole and complete agreement between the parties with respect to the matters set forth therein and supersedes all prior agreements, understandings and arrangements, oral or written, between Employee and the Company with respect to the subject matter thereof.  This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.

9.           With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Employee and the Company hereby acknowledge and agree that Sections 6.7 and 6.9 of the Employment Agreement shall govern.  Employee acknowledges that a breach or threatened breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company.  Accordingly, Employee agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Employee hereby waives any requirements for security or posting of any bond in connection with such relief.  No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

10.         Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

11.         By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e., at least 21 days) to review this Release and to consider whether to sign this Release and (c) Employee has been advised that Employee has 7 days following execution to revoke this Release (“Revocation Period”).  Notwithstanding anything to the contrary contained herein or in the Employment Agreement, this Release shall not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked this Release.  Employee agrees that any revocation shall be made in writing and delivered to ____________, Vice President, Human Resources, Barnes & Noble, Inc., 122 Fifth Avenue, NY, NY 10011.  Employee acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the Separation Benefit.

Signature:		Date:
[Name]

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